MUSCLEPHARM THIRD QUARTER

GROSS SALES INCREASED 51% TO A RECORD $31.1 MILLION

DENVER, COLORADO – November 14, 2013 – MusclePharm Corporation (OTCQB: MSLP) (the “Company”, or “MusclePharm”), a leading international, award-winning sports nutrition company, announced today its financial results for the third quarter ended September 30, 2013 (“Q3 2013”).

For Q3 2013, the Company reported record gross sales prior to accounting for discounts and sales allowances of $31,080,225, an increase of 51% as compared to $20,627,691 for the third quarter of 2012 (“Q3 2012”). Q3 2013 gross sales grew sequentially by 9% as compared to Q2 2013. For Q3 2013, the Company reported net sales of $25,343,968, an increase of 36% as compared to $18,573,726 for Q3 2012. Discounts and sales allowances in Q3 2013 increased to approximately $5.7 million, or 18% of gross sales as compared to approximately $2.1 million, or 10% of gross sales in Q3 2012. The increase in discounts and sales allowances was largely attributable to the impact of an aggressive campaign to close-out inventory of the Company’s Assault™ pre-work product in advance of the launch of its new Assault™ product formulation as well as promotional discounts on opening orders for the Company’s recently launched Arnold Schwarzenegger Series™ as well as promotional discounts related to the Company’s activities at the 2013 Olympia Fitness and Performance show.

For Q3 2013, the Company recorded a loss from operations of ($4,872,780) as compared to a loss from operations of ($3,810,813) in Q3 2012. Included in the Q3 2103 expenses was $4,241,339 million in non-cash expenses including non-cash, stock-based compensation expenses of $2,036,301 associated with the amortization of both certain employee RSUs and RSA agreements and the Company’s endorsement licensing and co-branding agreement with Arnold Schwarzenegger.

Commenting on the results, Brad Pyatt, MusclePharm's Founder & CEO, stated, “We continue to add important building blocks in order to achieve our strategic mission of becoming one of the world’s foremost sports nutrition companies. Highlighted by our recent agreements with Arnold Schwarzenegger for a new line of branded products; with Costco, Walgreens, GNC and Europa for new sales and distribution channels, and with the addition of marketing veteran Sydney Rollock as CMO; I believe we are extremely well positioned to continue growing MusclePharm and our line of branded sports nutrition products.”

Recent Company highlights include:

•	In September, the Company announced a partnership with Europa Sports Products, the nation's largest distributor of nutritional supplements, sports drinks and accessories, to exclusively distribute MusclePharm's new Arnold Schwarzenegger Series™ across North America. The new product line is a result of a first-of-its-kind partnership with the Mr. Universe, Mr. World and Mr. Olympia title holder, actor, entrepreneur and former Governor of California, Arnold Schwarzenegger. The product line launched both domestically and internationally at health and nutrition stores, including GNC stores, as well as online retailers in late September 2013.

•	In October, the Company announced it officially began shipping its Combat Protein Powder® to all 430 Costco Wholesale U.S. locations This new distribution channel expands MusclePharm's reach beyond specialty health, nutrition and sports stores and online retailers to mass consumer channels. Costco will begin rolling out Combat® in its international locations in the later part of 2014 and early 2015.

•	In October, the Company announced it received seven Bodybuilding.com Supplement Awards. The Awards recognize superior products and brands in the fitness and supplement industry. Nominations are based on sales among the 9,900+ products carried by the site. In the past four years, MusclePharm has won 14 Bodybuilding.com Awards, including 2012 Brand of the Year.

•	In October, the Company named former GlaxoSmithKline® and Campbell’s® Soup executive, Sydney Rollock, as its Chief Marketing Officer. Rollock has over 20 years of experience in marketing and management within the Pharma, Pharma OTC, Health & Wellness and Nutritional Supplements categories.

•	In November, the Company announced an agreement with Walgreens to distribute FitMiss™, the Company’s innovative brand of supplements formulated specifically for women. FitMiss Delight™ will be available nationwide in all 7,000 Walgreens stores beginning January 2014. FitMiss Burn™, FitMiss Tone™ and Ready-to-Drink FitMiss Delight™ will be available at Walgreens starting June 2014.

•	In November, the Company announced it had signed a definitive asset purchase agreement with BioZone Pharmaceuticals, Inc. ("BioZone") to acquire substantially all of the assets of BioZone and its subsidiaries, including BioZone's QuSomes® technology as well as its manufacturing facility in Richmond, California. The closing of the transaction is subject to the satisfaction of various conditions.

For Q3 2013, gross profit margin expanded to approximately 29% of net sales as compared to a gross profit margin of 22% of net sales in Q3 2012. The gross profit margin decreased sequentially from approximately 31% in Q2 2013 primarily due to the impact of an aggressive campaign to close-out inventory of the Company’s Assault™ pre-work product in advance of the launch of its new Assault™ product formulation.

For Q3 2013, operating expenses increased to approximately $12.3 million, or 48% of net sales as compared to approximately $7.9 million, or 42% of net sales in Q3 2012. The increase in operating expenses percentage of net sales was in part due to the non-cash expenses related to the amortization of stock compensation expense of approximately $2 million as well as an increase in salary and wage expenses and advertising expenses.

For Q3 2013, the Company recorded other income of approximately $927,000 as compared to other income of ($2.3 million) in Q3 2012. Q3 2013 other income included a positive change in the fair value of derivatives liabilities associated with the Series D Preferred Shares issued in February 2013 of $305,421 as well as a gain in marketable securities of $444,059. Q3 2012 other income included a positive change in fair value of derivative liabilities of $4,403,875 as well as interest expense of $3,265,053 and a loss on settlement of accounts payable and debt of $1,510,613.

Income available to common stockholders for Q3 2013 was ($3,946,000) or ($0.47) per diluted share as compared to income available to common stockholders of ($6,074,000) or ($3.21) per diluted share in Q3 2012. The weighted average number of fully diluted shares outstanding for Q3 2013 was 8,475,084.

At the end of Q3 2013, the Company had approximately $5.7 million of cash and cash equivalents, approximately $9.6 million of inventory, approximately $34.4 million in current assets, and no long-term debt. Shareholders’ equity at September 30, 2013 increased to $22.7 million as compared to ($9.8 million) at December 31, 2012. As of November 14, 2013, there were 8,865,990 shares of common stock outstanding and 144,000 shares of Series D Convertible Preferred stock outstanding which are convertible into a total of 288,000 shares of common stock.

Management currently intends to release in January comprehensive financial guidance for the full 2014 year.

MusclePharm management will discuss its Q3 2013 results during a conference call to be broadcast live over the Internet Friday, November 15th at 11:00 am EST.

Conference call particulars are as follows:

•	Date - Friday, November 15, 2013
•	Time – 11 am EST / 8:00 am PST
•	Dial in number – (877) 407-9126 or (201) 493-6751 for international callers
•	Both the live Internet broadcast and replay can be accessed at:

http://musclepharm.equisolvewebcast.com/q3-2013

Management will take a limited number of questions from analysts and institutional investors following the presentation.

ABOUT MUSCLEPHARM CORPORATION

MusclePharm® is a leading international, award-winning sports nutrition company offering vitamins and nutritional supplements which are available in more than 110 countries and available in 15,000+ U.S. retail outlets, including Costco, Dick’s Sporting Goods, 24 Hour Fitness, Bally's, GNC, Vitamin Shoppe and Vitamin World.  The company's brands are MusclePharm®, Arnold Schwarzenegger Series™, and FitMiss™. The comprehensive lines of clinically-proven, safe and effective nutritional supplements are developed through a six-stage research process that utilizes the expertise of leading nutritional scientists, doctors and universities. For more information, visit www.musclepharmcorp.com. Follow the company at http://www.facebook.com/MusclePharm and www.Twitter.com/MusclePharm.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, the Company’s Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

MusclePharm Corporation

Condensed Financial Statements

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Sales - gross	$31,080,225	$20,627,691	$84,519,744	$58,799,563
Discounts and sales allowances	(5,736,257)	(2,053,965)	(11,134,551)	(8,235,817)
Sales - net	25,343,968	18,573,726	73,385,193	50,563,746
Cost of sales	17,937,768	14,507,761	49,900,891	40,345,528
Gross profit	7,406,200	4,065,965	23,484,302	10,218,218
Operating expenses	12,278,980	7,876,778	31,819,494	16,420,665
Loss from operations	(4,872,780)	(3,810,813)	(8,335,192)	(6,202,447)

	September 30, 2013	December 31, 2012
	(unaudited)	(audited)
Assets
Current Assets	34,407,715	4,949,881
Property and equipment – net	1,668,944	1,356,364
Other assets	5,470,804	460,482
Total Assets	$41,547,463	$6,766,727
Liabilities and Stockholders’ Equity
Current Liabilities	18,865,271	16,520,456
Long Term Liabilities	7,554	4,523
Total Liabilities	18,872,825	16,524,979
Total Stockholder’s Equity	22,674,638	(9,758,252)
Total Liabilities and Stockholders’ Equity	$41,547,463	$6,766,727

MusclePharm Investor Contact:

The Del Mar Consulting Group, Inc.	or	Alex Partners, LLC
Robert B. Prag, President		Scott Wilfong, President
Telephone: 858-794-9500		Telephone: 425-242-0891
Email: bprag@delmarconsulting.com		Email: scott@alexpartnersllc.com

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